NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the the following securityissued by American
International Group (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

NIKKEI 225 Market Index Target-Term Securities due January 5, 2011 (suspension 1/5/2011) symbol: NOW

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(1), as NYSE Regulation has been notified that the above issue has reached maturity on January 5, 2011. Accordingly, trading in the issue was suspended before the opening on such maturity date.